                                                                   EXHIBIT 99.j1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our reports dated July 18, 2006, relating to the financial statements and financial highlights which appear in the May 31, 2006
Annual Reports to Shareholders of the High-Yield Municipal Fund, Arizona
Municipal Bond Fund, Florida Municipal Bond Fund, Tax-Free Bond Fund, Tax-Free
Money Market Fund, and Long-Term Tax-Free Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public
Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri
September 22, 2006